                                                                   Exhibit 10.10

                Form of Notice of Stock Appreciation Right Grant

Effective _________, the Board of Directors of Genesis Energy, Inc. has awarded you a[n] [initial] grant of ____ units with a strike price of $___ per unit. [For the initial grant to a recipient.] This grant will vest at 25% per year over a 4-year period. [For a subsequent grant to a recipient.] This grant will vest on the fourth anniversary of the date of this award. Each unit entitles you to receive a cash payment equal to the difference between the strike price on the grant date and a valuation of the unit at the time you exercise your unit. A description of the method of valuation at exercise can be found in the attached copy of the Plan Document.